COMPUTATION MATERIALS
$950,370,000
(Approximate)
Fremont Home Loan Trust 2006-D
Mortgage-Backed Certificates, Series 2006-D
Fremont Mortgage Securities Corporation
(Depositor)
Fremont Investment & Loan
(Originator, Seller and Servicer)
Wells Fargo Bank, N.A.
(Master Servicer and Trust Administrator)
October 19, 2006

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>. Alternatively, RBS Greenwich Capital will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbsgc.com.
This free writing prospectus is being delivered to you solely to provide you with information about the offering and to solicit an offer to purchase the offered securities. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase such securities. Any such commitment shall be subject to the conditions specified below.
This free writing prospectus is not required to contain all of the information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase the offered securities, supercedes any prior version of this free writing prospectus and any information contained in any prior similar free writing prospectus relating to these securities. If a preliminary prospectus is conveyed to you prior to your commitment to purchase, that document supersedes all other information provided to you concerning the offered securities.
This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.
The securities referred to in this free writing prospectus are being offered when, as and if issued. The issuer is not obligated to issue any such securities or any similar securities, and all or a portion of the securities may not be issued that have the characteristics described herein. The underwriters’ obligation to deliver such securities is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of the securities having the characteristics described herein. If, for any reason, the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.
For asset-backed and mortgage-backed securities: Certain of the information contained herein may be based on numerous assumptions (including preliminary assumptions about the pool assets and structure), which may not be specifically identified as assumptions in the information. Any such information or assumptions are subject to change. The information in this free writing prospectus may reflect assumptions specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any assumptions specifically required by you.
Any legends, disclaimers or other notices that may appear below or on any electronic communication to which this free writing prospectus is attached which state that (1) these materials do not constitute an offer (or a solicitation of an offer), (2) no representation is made as to the accuracy or completeness of these materials and that these materials may not be updated or (3) these materials may be confidential are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

FHLT SERIES 2006-D TRUST Mortgage-Backed Certificates, Series 2006-D
Breakeven Losses

Class	M-1	M-2	M-3	M-4	M-5	M-6
Rating (S/M/D/F)	AA+/Aa1/AA (high)/AA+	AA/Aa2/AA/AA	AA-/Aa3/AA (low)/AA-	A+/A1/A (high)/A+	A/A2/A/A	A-/A3/A (low)/A-

Loss Severity	30%	30%	30%	30%	30%	30%
Default	47.9 CDR	33.4 CDR	29.1 CDR	24.6 CDR	21.0 CDR	18.7 CDR
Collateral Loss	20.86%	17.15%	15.79%	14.19%	12.76%	11.77%

Loss Severity	40%	40%	40%	40%	40%	40%
Default	30.9 CDR	22.7 CDR	20.1 CDR	17.3 CDR	15.0 CDR	13.4 CDR
Collateral Loss	21.83%	17.94%	16.51%	14.84%	13.36%	12.26%

Loss Severity	50%	50%	50%	50%	50%	50%
Default	22.8 CDR	17.2 CDR	15.4 CDR	13.4 CDR	11.7 CDR	10.5 CDR
Collateral Loss	22.49%	18.47%	17.03%	15.32%	13.78%	12.63%

Class	M-7	M-8	M-9	M-10
Rating (S/M/D/F)	BBB+/Baa1/BBB (high)/BBB+	BBB/Baa2/BBB/BBB	BBB-/Baa3/BBB (low)/BBB-	BB+/Ba1/BBB (low)/BB+

Loss Severity	30%	30%	30%	30%
Default	16.6 CDR	14.9 CDR	12.7 CDR	10.7 CDR
Collateral Loss	10.80%	9.97%	8.82%	7.70%

Loss Severity	40%	40%	40%	40%
Default	12 CDR	10.9 CDR	9.3 CDR	8.0 CDR
Collateral Loss	11.25%	10.42%	9.15%	8.07%

Loss Severity	50%	50%	50%	50%
Default	9.4 CDR	8.6 CDR	7.4 CDR	6.3 CDR
Collateral Loss	11.54%	10.72%	9.43%	8.21%
Assumptions:

1)	Run at the Pricing Speed to Maturity

2)	Forward LIBOR

3)	Triggers are failing

4)	12 month liquidation lag

5)	“Break” is the CDR that creates the first dollar of principal loss on the related bond

6)	Defaults are in addition to prepayments

7)	Advancing P&I

FHLT SERIES 2006-D TRUST Mortgage-Backed Certificates, Series 2006-D
Weighted Average Life Tables
Class II-A1 To Call

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	1.28	1.12	1.00	0.88	0.79
MDUR (yr) (30/360)	1.20	1.06	0.94	0.83	0.75
First Prin Pay	1	1	1	1	1
Last Prin Pay	25	22	20	17	15
Class II-A1 To Maturity

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	1.28	1.12	1.00	0.88	0.79
MDUR (yr) (30/360)	1.20	1.06	0.94	0.83	0.75
First Prin Pay	1	1	1	1	1
Last Prin Pay	25	22	20	17	15
Class II-A2 To Call

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	2.67	2.24	2.00	1.79	1.59
MDUR (yr) (30/360)	2.42	2.05	1.85	1.66	1.48
First Prin Pay	25	22	20	17	15
Last Prin Pay	41	31	26	23	21
Class II-A2 To Maturity

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	2.67	2.24	2.00	1.79	1.59
MDUR (yr) (30/360)	2.42	2.05	1.85	1.66	1.48
First Prin Pay	25	22	20	17	15
Last Prin Pay	41	31	26	23	21
Class II-A3 To Call

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	5.62	4.42	3.33	2.33	2.05
MDUR (yr) (30/360)	4.66	3.78	2.93	2.13	1.89
First Prin Pay	41	31	26	23	21
Last Prin Pay	107	87	72	33	27
Class II-A3 To Maturity

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	5.62	4.42	3.33	2.33	2.05
MDUR (yr) (30/360)	4.66	3.78	2.93	2.13	1.89
First Prin Pay	41	31	26	23	21
Last Prin Pay	107	87	72	33	27

FHLT SERIES 2006-D TRUST Mortgage-Backed Certificates, Series 2006-D
Weighted Average Life Tables
Class II-A4 To Call

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	9.53	7.70	6.45	3.90	2.51
MDUR (yr) (30/360)	7.18	6.09	5.27	3.39	2.28
First Prin Pay	107	87	72	33	27
Last Prin Pay	114	92	77	62	32
Class II-A4 To Maturity

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	12.86	10.47	8.75	5.44	2.51
MDUR (yr) (30/360)	8.78	7.60	6.64	4.38	2.28
First Prin Pay	107	87	72	33	27
Last Prin Pay	260	215	181	148	32
Class M-1 To Call

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	4.05	3.65	3.84	4.29	4.05
MDUR (yr) (30/360)	3.52	3.21	3.36	3.71	3.53
First Prin Pay	37	39	42	46	43
Last Prin Pay	63	51	49	57	51
Class M-1 To Maturity

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	4.05	3.65	3.84	4.29	4.10
MDUR (yr) (30/360)	3.52	3.21	3.36	3.71	3.57
First Prin Pay	37	39	42	46	43
Last Prin Pay	63	51	49	57	56
Class M-2 To Call

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	7.31	5.94	5.07	5.14	4.31
MDUR (yr) (30/360)	5.79	4.88	4.28	4.34	3.72
First Prin Pay	63	51	49	57	51
Last Prin Pay	114	92	77	62	51
Class M-2 To Maturity

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	7.37	5.98	5.11	5.46	5.71
MDUR (yr) (30/360)	5.82	4.91	4.31	4.57	4.73
First Prin Pay	63	51	49	57	56
Last Prin Pay	127	103	86	76	87

FHLT SERIES 2006-D TRUST Mortgage-Backed Certificates, Series 2006-D
Weighted Average Life Tables
Class M-3 To Call

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	9.56	7.73	6.48	5.23	4.31
MDUR (yr) (30/360)	7.17	6.08	5.27	4.40	3.72
First Prin Pay	114	92	77	62	51
Last Prin Pay	114	92	77	62	51
Class M-3 To Maturity

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	14.01	11.43	9.57	7.87	8.55
MDUR (yr) (30/360)	9.30	8.10	7.12	6.13	6.56
First Prin Pay	127	103	86	76	87
Last Prin Pay	228	187	158	129	126
Class M-4 To Call

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	6.25	5.17	4.56	4.18	3.72
MDUR (yr) (30/360)	5.01	4.29	3.87	3.61	3.25
First Prin Pay	37	39	41	44	40
Last Prin Pay	114	92	77	62	51
Class M-4 To Maturity

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	6.89	5.71	5.00	4.54	4.02
MDUR (yr) (30/360)	5.32	4.59	4.14	3.85	3.47
First Prin Pay	37	39	41	44	40
Last Prin Pay	193	157	132	107	88
Class M-5 To Call

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	6.25	5.16	4.52	4.09	3.60
MDUR (yr) (30/360)	5.00	4.28	3.84	3.53	3.16
First Prin Pay	37	38	40	42	38
Last Prin Pay	114	92	77	62	51
Class M-5 To Maturity

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	6.85	5.66	4.94	4.43	3.88
MDUR (yr) (30/360)	5.30	4.56	4.10	3.76	3.36
First Prin Pay	37	38	40	42	38
Last Prin Pay	184	150	126	102	84

FHLT SERIES 2006-D TRUST Mortgage-Backed Certificates, Series 2006-D
Weighted Average Life Tables
Class M-6 To Call

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	6.25	5.16	4.50	4.03	3.51
MDUR (yr) (30/360)	4.99	4.27	3.82	3.48	3.08
First Prin Pay	37	38	39	41	37
Last Prin Pay	114	92	77	62	51
Class M-6 To Maturity

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	6.81	5.62	4.89	4.34	3.77
MDUR (yr) (30/360)	5.27	4.53	4.05	3.69	3.27
First Prin Pay	37	38	39	41	37
Last Prin Pay	175	142	119	96	80
Class M-7 To Call

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	6.25	5.16	4.49	3.99	3.46
MDUR (yr) (30/360)	4.93	4.22	3.77	3.42	3.02
First Prin Pay	37	38	39	40	36
Last Prin Pay	114	92	77	62	51
Class M-7 To Maturity

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	6.77	5.58	4.84	4.27	3.70
MDUR (yr) (30/360)	5.18	4.46	3.98	3.61	3.19
First Prin Pay	37	38	39	40	36
Last Prin Pay	167	136	114	92	76
Class M-8 To Call

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	6.25	5.15	4.47	3.96	3.41
MDUR (yr) (30/360)	4.88	4.18	3.73	3.38	2.97
First Prin Pay	37	37	38	40	36
Last Prin Pay	114	92	77	62	51
Class M-8 To Maturity

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	6.71	5.54	4.79	4.22	3.63
MDUR (yr) (30/360)	5.10	4.40	3.92	3.55	3.12
First Prin Pay	37	37	38	40	36
Last Prin Pay	159	129	108	87	72

FHLT SERIES 2006-D TRUST Mortgage-Backed Certificates, Series 2006-D
Weighted Average Life Tables
Class M-9 To Call

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	6.25	5.14	4.46	3.91	3.38
MDUR (yr) (30/360)	4.68	4.03	3.60	3.25	2.86
First Prin Pay	37	37	38	39	35
Last Prin Pay	114	92	77	62	51
Class M-9 To Maturity

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	6.63	5.45	4.72	4.13	3.55
MDUR (yr) (30/360)	4.85	4.19	3.75	3.38	2.98
First Prin Pay	37	37	38	39	35
Last Prin Pay	151	123	102	83	68
Class M-10 To Call

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	6.25	5.14	4.45	3.88	3.33
MDUR (yr) (30/360)	4.67	4.02	3.59	3.22	2.83
First Prin Pay	37	37	37	38	34
Last Prin Pay	114	92	77	62	51
Class M-10 To Maturity

ARM Prepay Speed	70% PPC	85% PPC	100% PPC	120% PPC	140% PPC
WAL (yr)	6.44	5.30	4.58	3.99	3.42
MDUR (yr) (30/360)	4.76	4.11	3.67	3.29	2.89
First Prin Pay	37	37	37	38	34
Last Prin Pay	138	112	93	75	62

FHLT SERIES 2006-D TRUST Mortgage-Backed Certificates, Series 2006-D
Available Funds Schedules for the Group 2 Certificates
Assumptions to Optional Termination

		Effective			Effective			Effective
	Net WAC	Net WAC		Net WAC	Net WAC		Net WAC	Net WAC
	(1)	(1,2)		(1)	(1,2)		(1)	(1,2)
Period	(%)	(%)	Period	(%)	(%)	Period	(%)	(%)
1	N/A	N/A	28	10.75	16.31	55	11.51	17.55
2	7.69	22.17	29	10.01	15.82	56	11.88	17.90
3	7.69	22.16	30	10.91	16.70	57	11.48	17.62
4	8.51	22.45	31	10.55	16.45	58	11.47	17.65
5	7.69	22.15	32	10.91	16.77	59	11.84	17.97
6	7.94	22.24	33	10.57	16.54	60	11.45	17.66
7	7.69	22.14	34	10.60	16.59	61	11.81	18.00
8	7.95	22.22	35	11.29	17.06	62	11.41	17.73
9	7.69	22.12	36	11.60	16.76	63	11.40	17.76
10	7.69	22.11	37	11.98	17.12	64	12.17	18.43
11	7.95	22.19	38	11.58	16.83	65	11.37	17.83
12	7.69	22.09	39	11.57	16.86	66	11.74	18.17
13	7.95	22.17	40	12.79	17.93	67	11.34	17.90
14	7.70	22.07	41	11.56	16.94	68	11.70	18.24
15	7.70	22.05	42	12.00	17.37	69	11.31	17.97
16	8.23	22.23	43	11.60	17.08	70	11.29	18.00
17	7.70	22.03	44	11.97	17.43	71	11.66	18.34
18	7.96	22.11	45	11.57	17.14	72	11.27	18.07
19	7.71	22.00	46	11.56	17.18	73	11.63	11.63
20	7.99	22.10	47	11.95	17.55	74	11.23	11.23
21	7.78	22.04	48	11.62	17.33	75	11.22	11.22
22	7.86	21.97	49	11.99	17.68	76	12.40	12.40
23	8.78	19.61	50	11.59	17.39	77	11.19	11.19
24	9.67	15.09	51	11.57	17.42
25	9.98	15.45	52	12.79	18.48
26	9.66	15.31	53	11.54	17.49
27	9.67	15.41	54	11.91	17.84

(1)	Assumes 1 month LIBOR and 6 month LIBOR increase instantaneously to 20.00% and the cashflows are run to the Optional Termination at the pricing speed.

(2)	Assumes proceeds from the Interest Rate Swap Agreement are included.

FHLT SERIES 2006-D TRUST Mortgage-Backed Certificates, Series 2006-D
Available Funds Schedules for the Subordinate Certificates
Assumptions to Optional Termination

		Effective			Effective			Effective
	Net WAC	Net WAC		Net WAC	Net WAC		Net WAC	Net WAC
	(1)	(1,2)		(1)	(1,2)		(1)	(1,2)
Period	(%)	(%)	Period	(%)	(%)	Period	(%)	(%)
1	N/A	N/A	28	10.58	16.14	55	11.17	17.21
2	7.70	22.18	29	9.85	15.66	56	11.52	17.54
3	7.70	22.18	30	10.70	16.48	57	11.13	17.27
4	8.52	22.46	31	10.34	16.24	58	11.11	17.30
5	7.70	22.17	32	10.68	16.55	59	11.47	17.60
6	7.96	22.25	33	10.35	16.32	60	11.09	17.30
7	7.70	22.15	34	10.38	16.37	61	11.44	17.63
8	7.96	22.23	35	11.06	16.82	62	11.05	17.36
9	7.70	22.13	36	11.32	16.48	63	11.03	17.39
10	7.70	22.12	37	11.69	16.83	64	11.78	18.03
11	7.96	22.20	38	11.29	16.54	65	11.00	17.46
12	7.70	22.10	39	11.28	16.57	66	11.35	17.78
13	7.96	22.17	40	12.47	17.61	67	10.97	17.52
14	7.70	22.07	41	11.27	16.65	68	11.31	17.84
15	7.70	22.06	42	11.70	17.06	69	10.93	17.59
16	8.23	22.23	43	11.30	16.78	70	10.91	17.62
17	7.70	22.03	44	11.66	17.12	71	11.26	17.94
18	7.96	22.11	45	11.27	16.84	72	10.88	17.68
19	7.71	22.00	46	11.25	16.87	73	11.22	11.22
20	7.98	22.09	47	11.63	17.23	74	10.84	10.84
21	7.77	22.03	48	11.30	17.01	75	10.82	10.82
22	7.85	21.96	49	11.66	17.35	76	11.96	11.96
23	8.75	19.57	50	11.27	17.07	77	10.78	10.78
24	9.55	14.96	51	11.25	17.10
25	9.85	15.31	52	12.43	18.12
26	9.52	15.17	53	11.21	17.16
27	9.53	15.26	54	11.56	17.49

(1)	Assumes 1 month LIBOR and 6 month LIBOR increase instantaneously to 20.00% and the cashflows are run to the Optional Termination at the pricing speed.

(2)	Assumes proceeds from the Interest Rate Swap Agreement are included.

FHLT SERIES 2006-D TRUST Mortgage-Backed Certificates, Series 2006-D
Excess Spread

								Excess	Excess
				Excess Spread				Spread	Spread
	FWD 1	FWD 6	Excess Spread	Under		FWD 1	FWD 6	Under	Under
	Month	Month	Under STATIC	FORWARD		Month	Month	STATIC	FORWARD
	LIBOR	LIBOR	LIBOR	LIBOR (%)		LIBOR	LIBOR	LIBOR	LIBOR (%)
Period	(%)	(%)	(%)(1,2,3,4)	(1,2,4)	Period	(%)	(%)	(%)(1,2,3,4)	(1,2,4)
1	5.320	5.407	N/A	N/A	41	5.099	5.174	4.16	4.13
2	5.356	5.400	2.55	2.55	42	5.108	5.180	4.27	4.25
3	5.373	5.382	2.55	2.55	43	5.116	5.186	4.15	4.13
4	5.357	5.355	2.58	2.58	44	5.123	5.191	4.26	4.23
5	5.350	5.325	2.55	2.55	45	5.129	5.197	4.14	4.11
6	5.321	5.292	2.56	2.56	46	5.134	5.203	4.13	4.10
7	5.280	5.261	2.55	2.55	47	5.138	5.210	4.24	4.21
8	5.248	5.232	2.56	2.56	48	5.140	5.218	4.12	4.10
9	5.214	5.203	2.56	2.56	49	5.146	5.227	4.22	4.20
10	5.183	5.174	2.56	2.56	50	5.156	5.236	4.10	4.08
11	5.157	5.146	2.56	2.56	51	5.166	5.244	4.10	4.07
12	5.136	5.117	2.56	2.56	52	5.175	5.251	4.42	4.38
13	5.112	5.087	2.57	2.57	53	5.184	5.258	4.08	4.06
14	5.078	5.058	2.56	2.56	54	5.192	5.263	4.19	4.17
15	5.046	5.033	2.56	2.56	55	5.199	5.268	4.07	4.05
16	5.015	5.011	2.58	2.58	56	5.205	5.271	4.17	4.14
17	4.987	4.995	2.56	2.56	57	5.210	5.275	4.05	4.03
18	4.963	4.984	2.57	2.57	58	5.213	5.279	4.05	4.02
19	4.943	4.980	2.56	2.56	59	5.216	5.283	4.15	4.12
20	4.928	4.983	2.59	2.58	60	5.217	5.288	4.04	4.03
21	4.920	4.991	2.62	2.61	61	5.221	5.293	4.14	4.12
22	4.918	5.003	2.69	2.67	62	5.227	5.299	4.02	4.00
23	4.924	5.019	3.26	3.25	63	5.233	5.304	4.01	3.99
24	4.939	5.037	4.16	4.15	64	5.238	5.309	4.21	4.19
25	4.958	5.054	4.25	4.23	65	5.244	5.313	4.00	3.98
26	4.976	5.070	4.13	4.10	66	5.249	5.318	4.09	4.08
27	4.994	5.085	4.12	4.08	67	5.253	5.321	3.98	3.96
28	5.011	5.097	4.45	4.38	68	5.257	5.325	4.07	4.05
29	5.027	5.107	4.12	4.07	69	5.261	5.328	3.96	3.94
30	5.041	5.114	4.22	4.19	70	5.265	5.332	3.95	3.93
31	5.053	5.117	4.11	4.08	71	5.268	5.336	4.05	4.03
32	5.062	5.118	4.21	4.17	72	5.270	5.340	3.94	3.92
33	5.067	5.119	4.10	4.07	73	5.274	5.344	4.02	4.02
34	5.069	5.121	4.10	4.07	74	5.279	5.348	3.83	3.83
35	5.066	5.124	4.25	4.21	75	5.283	5.352	3.82	3.82
36	5.058	5.130	4.26	4.23	76	5.287	5.355	4.35	4.35
37	5.057	5.138	4.37	4.34	77	5.291	5.358	3.80	3.80
38	5.068	5.148	4.11	4.09
39	5.079	5.157	4.16	4.12
40	5.089	5.166	4.51	4.46

(1)	The excess spread cited herein is calculated assuming all indices adjust to the rates specified in each respective forward curve and that the collateral is run at the pricing speed of 100% ARM PPC, and 100% FRM PPC to the Clean-up Call Date (30/360 basis).

(2)	Calculated as (a) interest collections on the collateral (net of the trust administrations, servicing fees and swap fees), less total interest on the Certificates divided by (b) collateral balance as of the beginning period.

(3)	Assumes 1 month LIBOR stays at 5.320% , and 6 month LIBOR stays at 5.407%.

(4)	Assumes proceeds from the Interest Rate Swap Agreement are included.